Exhibit 5.4

411 East Wisconsin Avenue Suite 2350 Milwaukee, Wisconsin 53202-4426 414.277.5000 Fax 414.271.3552 www.quarles.com	Attorneys at Law in Chicago Indianapolis Madison Milwaukee Naples Phoenix Tampa Tucson Washington, D.C.

August 2, 2016

Eagle Materials Inc.

3811 Turtle Creek Boulevard, Suite 1100

Dallas, Texas 75219

Ladies and Gentlemen:

We have acted as counsel to Wisconsin Cement Company (the “Wisconsin Guarantor”) in connection its guarantee (the “Guarantee”) of the 4.500% Senior Notes due 2026 (the “Notes”) being issued by Eagle Materials Inc., a Delaware corporation (the “Issuer”), pursuant to Registration Statement No. 333-206222, as amended (the “Registration statement”), that was filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) by the Issuer and the subsidiary guarantors listed in the Registration Statement, including the Wisconsin Guarantor (collectively, the “Subsidiary Guarantors”). At your request, this opinion is being furnished to you for filing as Exhibit 5.5 to the Registration Statement.

The Registration Statement registers the offering and sale of guarantees, including the Guarantee, by the Subsidiary Guarantors, including the Wisconsin Guarantor, of debt securities of the Issuer, in one or more series, consisting of notes, debentures, or other evidences of indebtedness, as well as other securities. The terms of the Notes and the Guarantees are described in the prospectus supplement dated July 28, 2016 filed by the Company with the Commission (the “Prospectus Supplement”), and the prospectus dated July 25, 2016 (the “Base Prospectus” and, together with Prospectus Supplement, the “Prospectus”).

The Notes are being issued under an Indenture dated as of May 8, 2009 (the “Base Indenture”) between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as amended and supplemented by a First Supplemental Indenture dated as of August 2, 2016 (the “Supplemental Indenture;” the Base Indenture, as amended and supplemented by the First Supplemental Indenture, is hereinafter called the “Indenture”), among the Company, the Subsidiary Guarantors and the Trustee.

Eagle Materials, Inc.

August 2, 2016

Documents Reviewed

We have reviewed the following documents:

(i)	The Registration Statement, including the Base Prospectus and the Prospectus Supplement;

(ii)	The Indenture;

(iii)	Articles of Incorporation of the Wisconsin Guarantor as certified by the Wisconsin Department of Financial Institutions on July 20, 2016;

(iv)	By-Laws of the Wisconsin Guarantor as certified by the Corporate Secretary of the Wisconsin Guarantor as of August 2, 2016;

(v)	Written actions of the sole director of the Wisconsin Guarantor as certified by the Corporate Secretary of the Wisconsin Guarantor as of August 2, 2016;

(vi)	Certificate regarding the status of the Wisconsin Guarantor issued by the Wisconsin Department of Financial Institutions on July 20, 2016; and

(vii)	The certificate of the Corporate Secretary of the Wisconsin Guarantor as to certain factual matters relevant to this opinion.

Opinions

Based upon the foregoing, it our opinion that:

1.	The Wisconsin Guarantor is a corporation validly existing under the laws of the State of Wisconsin.

2.	The Wisconsin Guarantor has the requisite corporate power and authority to execute and deliver the Supplemental Indenture and to perform its obligations under the Guarantee.

3.	The Supplemental Indenture has been authorized, executed and delivered by the Wisconsin Guarantor.

Qualifications, Limitations, Assumptions and Exceptions

The opinions in this letter are subject to the following qualifications, limitations, assumptions, and exceptions:

(a)	The opinion in 1 above is based solely on our review of the documents described in (vi) and (vii) above.

(b)	We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals of such copies.

(c)	This opinion is based only on the laws of the State of Wisconsin. We express no opinion about the laws of any other state or jurisdiction.

Eagle Materials, Inc.

August 2, 2016

(d)	We were not involved in the preparation of the Registration Statement or the Prospectus or in the negotiation, preparation or execution of the Indenture or any of the related agreements executed or delivered in connection therewith. We have been retained solely for the purpose of rendering certain opinions under Wisconsin law. This opinion letter is provided as a legal opinion only, effective as of the date of this letter, and not as representations or warranties of fact.

The qualifications, limitations, assumptions, and exceptions in this letter are material to the opinions expressed in this letter, and the inaccuracy of any assumptions could render these opinions inaccurate.

We have prepared this opinion letter in accordance with customary practice for the preparation and interpretation of closing opinions of this type. We have assumed, and your acceptances of this letter shall confirm, that you (alone or with your counsel) are familiar with this customary practice.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement on or about the date hereof and to the reference to our firm in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ QUARLES & BRADY LLP

3